Exhibit T3A.4.2
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
* * * * *
     M. & E. Leasing Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY.
     FIRST: That the Board of Directors of said corporation, at a meeting duly held, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:
RESOLVED that the Certificate of Incorporation of this corporation, as heretofore amended, be further amended by changing the Article thereof numbered “FIRST” so that, as amended, said Article shall be and read as follows:
     “FIRST. The name of the corporation is C.I.T. Leasing Corporation”.
     SECOND: That the said amendment has been consented to and authorized by the holders of all the issued and outstanding stock, entitled to vote, by a written consent given in accordance with the provisions of section 228 of The General Corporation Law of Delaware, and filed with the corporation.
     THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of The General Corporation Law of Delaware.
     IN WITNESS WHEREOF, said M. & E. Leasing Corporation has caused its corporate seal to be hereunto affixed and this certificate to be signed by Melbourne Bergerman, its Vice President, and J. J. Levinson, its Assistant Secretary, this 22nd day of March, 1961.

M. & E. LEASING CORPORATION

By	/s/ Melbourne Bergerman Vice-President

By	/s/ Jack J. Levinson

Assistant Secretary

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